AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 10th day of April, 1997 by and between Victor Maxx Technologies, Inc., an Illinois corporation, (hereinafter referred to as "VMTI"), and Rusty's Ribs of America, Inc., an Illinois corporation, (hereinafter referred to as "RRAI") and the holders of all of the RRAI outstanding shares (the "Shareholders"), as listed on Exhibit A and on the signatory pages hereafter.

                                    RECITALS:

      A. VMTI desires to acquire all of the issued and outstanding capital stock of RRAI and RRAI desires to exchange all of its shares of RRAI capital stock for shares of VMTI authorized but unissued shares of stock as hereinafter provided.

      B. It is the intention of the parties hereto that: (i) VMTI shall acquire all of the issued and outstanding capital stock of RRAI in exchange solely for the number of shares of VMTI authorized but unissued shares of Common Stock, par value $.001 ("Common Stock"), Common Stock Options, set forth below (the "Exchange"); (ii) the Exchange shall qualify as a tax free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder; and (iii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Shareholders reside.

      C. The board of directors of VMTI deem it to be in the best interest of VMTI and its shareholders to acquire all of the issued and outstanding capital stock of RRAI.

      D. The board of directors of RRAI deem it to be in the best interest of its shareholders to exchange all of the capital stock of RRAI for shares of VMTI authorized but unissued shares of common stock, as hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES

      1.1 Exchange of Shares. VMTI and the Shareholders hereby agree that the Shareholders shall, on the Closing Date (as hereinafter defined), exchange all of the issued and outstanding shares of the RRAI capital stock in the ratio of approximately .92666667 share of each RRAI share for a total of 11,120,000 shares of VMTI stock (the "Shares"). Additionally, the Shareholders shall, on the Closing Date, receive options to purchase additional stock of VMTI in the ratio of approximately .84566 options for some of each RRAI share for a maximum total of 10,000,000 options for VMTI Common Stock. The number of shares of RRAI capital stock owned by each Shareholder and the number of shares of Common Stock which each will receive in Exchange is set forth in Exhibit A hereto. Any options to VMTI Shares to be issued pursuant to this transaction shall be listed on Exhibit C hereto. Additionally, on the Closing, certain creditors of VMTI and individuals of the so called "restructuring group," both groups being listed on Exhibit B hereto will receive shares of Common Stock, convertible Preferred Stock, par value $.001 ("Preferred Stock") (the Common Stock and Preferred Stock sometimes collectively referred to as the "VMTI Shares") and options to purchase additional stock of VMTI. The allocation of the VMTI Shares is set forth on Exhibit B and the Options on Exhibit C. VMTI will deliver certificates representing the VMTI Shares and options to the individuals included in these two groups on the date of the Closing.

      1.2 Delivery of Shares. On the Closing Date, the Shareholders will deliver to VMTI the certificates representing the shares, duly endorsed (or with executed stock powers) so as to make VMTI the sole owner thereof.
Simultaneously, VMTI will deliver certificates representing the VMTI Shares to the Shareholders. The Exchange shall not be effected unless a minimum of one-hundred (100%) percent of RRAI's outstanding shares of capital stock are delivered to VMTI on the Closing Date.

      1.3 Investment Intent. The VMTI Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the VMTI Shares are registered under the Act or an exemption from such registration is available. The Shareholders represent and warrant that each of them is acquiring the VMTI Shares for his own account, for investment, and not with a view to the sale or distribution of the VMTI shares. Each certificate representing the VMTI Shares will have a legend thereon incorporating language or substantial similar language, as follows:

      "The Shares represented by the certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act."

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF RRAI

      RRAI hereby represents and warrants as follows:

      2.1 Organization and Good Standing: Ownership of Shares. RRAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating RRAI to issue, sell or transfer any stock or other securities of RRAI except the warrants and options listed on
Schedule 2.1 attached hereto and made a part hereof.


                                       2--

      2.2 Corporate Authority. RRAI has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of RRAI. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which RRAI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to RRAI or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of RRAI.

      2.3 Ownership of Shares. The Shareholders are the owner of record and beneficially of 12,000,000 shares of common stock of RRAI, which shares are free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. The shares represent all of the outstanding capital stock of RRAI.

      2.4 Financial Statements, Books and Records. Schedule 2.4 consists of the unaudited financial statements of RRAI as of March 31, 1997 (the "Financial Statements"). The Financial Statements fairly represent the financial position of RRAI as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of RRAI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      2.5 Access to Records. The corporate financial records, minute books and other documents and records of RRAI have been made available to VMTI prior to the Closing hereof.

      2.6 No Material Adverse Changes. Since the date of the Financial Statements there has not been:

            (i) any material adverse changes in the financial position of RRAI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of RRAI;

            (ii) any damage, destruction or loss materially affecting the assets prospective business, operations or condition (financial or otherwise) of RRAI whether or not covered by insurance;

            (iii) any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of RRAI's capital stock;


                                       3--

            (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by RRAI of any properties or assets; or

            (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

      2.7 Taxes. RRAI by the Closing Date, will have filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

      2.8 Compliance with Laws. RRAI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of RRAI.

      2.9 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

            (i) violate any provision of the Articles of Incorporation or By-Laws of RRAI;

            (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which RRAI is a party or by or to which it or any of its assets or properties may be bound or subject;

            (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, RRAI or upon the properties or business of RRAI; or

            (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of RRAI.

      2.10 Actions and Proceedings. RRAI is not a party to any material pending litigation or, to its knowledge, and governmental investigation or proceeding not reflected in the RRAI Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against RRAI except as set forth on Schedule 2.10 attached hereto and made a part hereof.


                                       4--

      2.11 Agreements. Schedule 2.11 sets forth any material contract or arrangement to which RRAI is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

      2.12 Brokers or Finders. No broker's or finder's fee will be payable by RRAI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by RRAI or any of its Shareholders except appearing on Schedule 2.12 and 3.14 as one Schedule attached hereto and made apart hereof.

      2.13 Real Estate. Except as set forth on Schedule 2.13, RRAI owns no real property or is a party to any leasehold agreement.

      2.14 Tangible Assets. RRAI has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by RRAI, any related capitalized items or other tangible property material to the business of RRAI (the "Tangible Assets"). RRAI holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of RRAI and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation.

      2.15 Liabilities. RRAI did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statement except for a specific Liabilities set forth on Schedule 2.15 attached hereto and made a part hereof. As of the Closing Date, RRAI will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business. To the best knowledge of the Shareholders, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

      2.16 Operations of RRAI. From the date of the Financial Statements through the Closing Date hereof RRAI has not and will not have:

            (i) incurred any indebtedness or borrowed money;

            (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;


                                       5--

            (iii) made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

            (iv) except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

            (v) disposed of any assets of RRAI except in the ordinary course of business;

            (vi) materially increased the annual level of compensation of any executive employee of RRAI;

            (vii) increased, terminated, amended or otherwise modified any plan for the benefit of employees of RRAI.

            (viii)issued any equity securities or rights to acquire such equity securities; or

            (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

      2.17 Capitalization. The authorized capital stock of RRAI consists of 12,000,000 shares of common stock, no par value, of which 12,000,000 shares are presently issued and outstanding. RRAI has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of RRAI except for the warrants and options set forth on Schedule
2.1 attached hereto and made a part hereof.

      2.18 Full Disclosure. No representation or warranty by RRAI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished VMTI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of RRAI.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF VMTI

      VMTI hereby represents and warrants as follows:

      3.1 Organization and Good Standing. VMTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.


                                       6--

      3.2 Corporate Authority. VMTI has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of VMTI. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which VMTI is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to VMTI or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of VMTI.

      3.3 The VMTI Shares. As of the Closing Date, the VMTI shareholders are the owners of 5,726,442 shares of VMTI Common Stock, none of whom owns in excess of 5% of the issued and outstanding shares, except as may be set forth on Schedule
3.3 attached hereto and made a part hereof. There are outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of capital stock of VMTI all of which are set forth on Schedule 3.3 attached hereto. The VMTI shares represent all of the outstanding capital stock of VMTI.

      At the Closing, the VMTI Shares to be issued and delivered to the RRAI Shareholders hereunder will when so issued and delivered, constitute valid and legally issued shares of VMTI capital stock, fully-paid and nonassessable.

      3.4 Financial Statement: Books and Records. Schedule 3.4 consists of the audited financial statements of VMTI for the fiscal year ended December 31, 1996 and interim unaudited financial statements (collectively the "Financial Statements"). The Financial Statements fairly represent the financial position of VMTI as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of VMTI are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

      3.5 No Material Adverse Changes.

      Since the date of the interim unaudited financial statements on Schedule 3.4;

            (i) there has not been any material adverse changes in the financial position of VMTI except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of VMTI and the proposed audit will be consistent with the representations made by VMTI to RRAI.


                                       7--

            (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of VMTI whether or not covered by insurance;

            (iii) any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of VMTI capital stock;

            (iv) any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by VMTI of any properties or assets; or

            (v) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

      3.6 Taxes. VMTI has (or by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

      3.7 Compliance with Laws. VMTI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of VMTI or the trading market for the VMTI Shares and specifically, and to the best of its knowledge VMTI complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

      3.8 Actions and Proceedings. VMTI is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against VMTI, except as set forth on Schedule 3.8 attached hereto and made a part hereof.

      3.9 Periodic Reports. VMTI has delivered to RRAI true and complete copies of Forms 10-K and 10-Q report pursuant to SEC Rules and Regulations for reporting companies under the Securities Exchange Act of 1934, as amended as well as the prospectus filed in 1995 with the SEC under the Act. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. VMTI presently has no subsidiaries. Schedule 3.9 sets forth all of the documentation of such reports VMTI has delivered to RRAI.

      3.10 Disclosure. VMTI has (and at the Closing it will have) disclosed in writing all events, conditions and facts materially affecting the business, financial conditions or results of operation of VMTI all of which have been set forth herein. VMTI has not now and will not


                                       8--
have, at the Closing, withhold disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exits.

      3.11 Capitalization. The authorized Capital Stock of VMTI consists of 20,000,000 shares of Common Stock of which 5,726,442 shares of VMTI Common Stock are issued and outstanding and has authorized 1,000,000 shares of Preferred Stock of which none is issued and outstanding.

      3.12 Access to Records. The corporate financial records, minute books, and other documents and records of VMTI have been made available to RRAI prior to the closing hereof.

      3.13 No Breach. The execution, delivery and performance of this of this Agreement and the consummation of the transactions contemplated hereby will not:

            (i) violate any provision of the Articles of Incorporation or By-Laws of VMTI;

            (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which VMTI is a party or by or to which it or any of its assets or properties may be bound or subject;

            (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, VMTI or upon the securities, properties or business to VMTI; or

            (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

      3.14 Brokers or Finders. No broker's or finder's fee will be payable by VMTI in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of VMTI except appearing of Schedule 2.12 and 3.14 as one Schedule attached hereto and made a part hereof.

      3.15 OTC Bulletin Board. VMTI shares are listed on the OTC Bulletin Board under the symbol "VMAX". No representation is being made by VMTI of any trading of the shares of VMTI. At the Closing Date, VMTI's Rule 15c2-11 documentation, reports required to be filed with the SEC (but as of the date of this Agreement, VMTI states that it is not current with such reports), as discussed above shall have been updated and shall be current in all material respects, except as may appear on Schedule 3.15, attached hereto which exceptions shall be permitted only by the written consent of RRAI.


                                       9--

      3.16 Authority to Execute and Perform Agreements. VMTI has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered and is the valid and binding obligation of VMTI enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by VMTI of this Agreement, in accordance with its respective terms and conditions will not:

            (i) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

            (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to VMTI, or any instrument, contract or other agreement to which VMTI is a party or by or to which VMTI is bound or subject; or

            (iii) result in the creation of any lien or other encumbrance on the assets or properties of VMTI

      3.17 Full Disclosure. No representation or warranty by VMTI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by VMTI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of VMTI.

SECTION 4.  CONDITIONS PRECEDENT

      4.1 Conditions Precedent to the Obligation of RRAI. All obligations of RRAI under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

            (a) The representations and warranties by or on behalf of VMTI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

            (b) VMTI shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.


                                      10--

            (c) On or before the Closing, the Board of Directors of VMTI shall have approved in accordance with Illinois law the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorizing all of the necessary and proper action to enable VMTI to comply with the terms of the Agreement including the election of RRAI's nominees to the Board of Directors of VMTI.

            (d) The Exchange shall be permitted by Illinois law and VMTI shall have sufficient shares of VMTI's capital stock authorized to complete the Exchange.

            (e) On the Closing Date, the Board of Directors shall include persons designated by RRAI. Richard Currie, Max Minkoff and Glenn Peterson, shall resign as an officer, director (and any other persons) shall resign as officers and directors of VMTI.

            (f) At the Closing, all instruments and documents delivered to RRAI Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for RRAI.

            (h) At the Closing, VMTI shall have delivered to RRAI an opinion of counsel dated as of the Closing to the effect that:

                      (i) VMTI is a corporation duly organized, validly
             existing and in good standing under the laws of the State of Illinois;

                      (ii) This Agreement has been duly authorized executed and
             delivered by VMTI and is a valid and binding obligation of VMTI enforceable in accordance with its terms;

                      (iii) VMTI through its Board of Directors have taken all
             corporate action necessary for performance under this Agreement;

                      (iv) The documents executed and delivered to RRAI and the
             RRAI Shareholders hereunder are valid and binding in accordance with their terms and vest in RRAI, any notices of notes, warrants and options, if any, as the case may be, all right, title and interest in and to the shares of VMTI shares to be issued pursuant to section 1.1 hereof, and such shares of capital stock issued will be duly and validly issued, fully-paid and nonassessable; and

                       (v) VMTI has the corporate power to execute, deliver and perform under this Agreement.

      (i) The shares of restricted VMTI capital stock to be issued to RRAI Shareholders at Closing will be validly issued, nonassessable and full-paid under Illinois corporation law and


                                      11--
will be issued in a non-public offering and isolated transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth above.

      4.2 Conditions Precedent to the Obligations of VMTI. All obligations of VMTI under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

            (a) The representations and warranties by RRAI and its shareholders, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

            (b) RRAI shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

            (c) RRAI shall deliver on behalf of its shareholders to VMTI a letter commonly known as an "Investment Letter," or investment representations acknowledging that the shares of VMTI Common Stock are being acquired for investment purposes.

            (d) RRAI shall deliver an opinion of its legal counsel to the effect that:

                  (i) RRAI is a corporation duly organized validly existing and in good standing under the laws of the State of Illinois and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company;

                  (ii) RRAI has the corporate power to carry on its business as now being conducted; and

                  (iii) This Agreement has been duly authorized, executed and delivered by RRAI.

SECTION 5.  COVENANTS

      5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto


                                      12--
shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

      5.2 Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

      5.3 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

      5.4 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, VMTI, RRAI and the Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of two (2) years from the date hereof; provided, however, such obligation shall not apply to information which:

            (i) at the time of the disclosure was public knowledge;

            (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

            (iii) the receiving party had within its possession at the time of disclosure.

      5.5 Stock Certificates. At the Closing, the Shareholders shall have delivered the certificates representing the Shares duly endorsed (or with executed stock powers) so as to make VMTI the sole owner thereof. At such Closing, VMTI shall issue to the Shareholders the VMTI Shares.

      5.6 Investment Letters. The Shareholders and the restructuring group shall have delivered to VMTI an "Investment Letter" agreeing that the shares are being acquired for investment purposes only and not with the view to public resale or distribution.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF VMTI

            (a) Notwithstanding any right of RRAI and the Shareholders fully to investigate the affairs of VMTI, the Shareholders have the right to rely fully upon the representations, warranties, covenants and agreements of VMTI contained in this Agreement or in any document delivered to RRAI and the Shareholders by VMTI or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for twelve (12) months following the Closing.


                                      13--

            (b) Notwithstanding any right of VMTI to investigate the affairs of RRAI and its Shareholders, VMTI has the right to rely fully upon representations, warranties, covenants and agreements of RRAI and its Shareholders contained in this Agreement or in any document delivered to VMTI by RRAI and its Shareholders or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for twelve (12) months following the Closing.

SECTION 7.  VMTI'S REPRESENTATIONS TO AUDITORS

      RRAI and its Shareholders will rely on VMTI's auditor's report for the fiscal year ended on December 31, 1996, which report will be, in part, based on representations made by Richard Currie and Glenn Peterson to said auditors. Any material misrepresentation and/or omission to the auditors, not related to RRAI, shall be subject to RRAI and its Shareholders to any rights they may have as set forth in Section 6 hereof or otherwise.

SECTION 8.  DOCUMENTS AT CLOSING AND THE CLOSING

      8.1 Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

            (a) RRAI will deliver, or will cause to be delivered, to VMTI the following:

                  (i) a certificate executed by the President and Secretary of
            RRAI to the effect that all representations and warranties made by RRAI under this Agreement are true and correct as of the Closing, the same as though originally given to VMTI on said date;

                  (ii) a certificate from the State of Illinois dated at or
            about the Closing to the effect that RRAI is in good standing under the laws of said State;

                  (iii) Investment Letters or investment representations in the form executed by each RRAI Shareholder;

                  (iv) Stock certificates representing those shares of RRAI
            Shares to be exchanged for VMTI;

                  (v) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, including but not limited to certified copies of resolutions of RRAI's Board of Directors authorizing this transaction and an opinion of counsel of RRAI as described herein;


                                      14--

            (b) VMTI will deliver or cause to be delivered to RRAI and the RRAI
            Shareholders:

                  (i) stock certificates representing those shares of VMTI
            Shares to be issued as a part of the Exchange as described in
            Section 1 hereof;

                  (ii) a certificate from VMTI executed by the President or
            Secretary of VMTI, to the effect that all representations and warranties of VMTI made under this Agreement are true and correct as of the Closing, the same as though originally given to RRAI on said date;

                  (iii) certified copies of resolutions by VMTI's Board of
            Directors authorizing this transaction;

                  (iv) certificates from the Illinois Secretary of State dated at or about the Closing Date that VMTI is in good standing under the laws of said State;

                  (v) opinion of VMTI's counsel as described in Section 4.1 (h)
            above;

                  (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                  (vii) resignations of existing officers and directors of VMTI, as set forth in the Agreement;

                  (viii)all other items, the delivery of which is a condition precedent to the obligations of VMTI, as set forth in Section 4 hereof.

      8.2 The Closing. The Closing shall take place simultaneously with the execution of this Agreement or at such other later time or place as may be agreed upon by the parties hereto. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 9.  MISCELLANEOUS

      9.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

      9.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.


                                      15--

      9.3 Assignment. This Agreement is not assignable except by operation of law.

      9.4 Notice Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

            RRAI: Rusty Findlay
                  Rusty's Ribs of America, Inc.

    Shareholders:



            VMTI: Glenn Peterson
                  715 Walnut Drive, #201
                  Darien, IL 60561
                  Fax: (630) 654-4398

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

      9.5 Governing Law. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of Illinois, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

      9.6 Arbitration.

            (a) All disputes and differences arising in connection with or relating to the provisions of this Agreement, including what constitutes a dispute or difference, shall be settled and finally determined by arbitration unless agreement in writing has been reached between the parties within ninety
(90) days after either party shall have given written notice to the other party of the existence of a dispute or difference which it desires to have arbitrated. Such notice shall state the point or points in dispute.

            (b) Arbitration shall be conducted in Chicago, Illinois in accordance with the rules of the American Arbitration Association by three (3) arbitrators, one of whom shall be selected by the Seller, one by VMTI and a Chairman of the Arbitration Court selected by the two arbitrators so selected. The applicable law shall be as provided above. Each party shall notify the other party of the arbitrator selected by it within sixty (60) days of the giving of written notice referred to above. In the event that the two arbitrators selected by the parties are unable to reach agreement as to the third arbitrator, the third arbitrator shall be selected by the

                                      16--

American Arbitration Association. Arbitration shall be held in the jurisdiction of the party against which or whom the arbitration is instituted. Each party shall be given the opportunity to present to the arbitrators its evidence, witnesses and arguments, and the right to be represented by counsel of its selection when the other party be represented by counsel, of its selection when the other party presents its evidence, witnesses and arguments. In the event one of the parties shall fail, after reasonable notice, to appear and participate in the arbitration proceedings as normally interpreted by the above-mentioned rules, the arbitrators shall be entitled to make their decision and award on the basis of evidence, witnesses and arguments presented by the party appearing.

            (c) The decision and the award of the arbitrators shall be in writing and shall be final and binding upon the parties hereto. Judgment upon the award rendered my be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration shall be borne in accordance with the determination of the arbitrators with respect thereto. Pending decision by the arbitrators with respect to the dispute or difference undergoing arbitration, all other obligations of the parties hereto shall continue as stipulated herein, and all monies not directly involved in such dispute or difference shall be paid when due.

      9.7 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

      9.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Shares and the VMTI Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

      9.9 Headings. The headings in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

      9.10 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or the provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

      9.12 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.


                                      17--

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                RUSTY'S RIBS OF AMERICA, INC.


                                           By: /s/ Russell J. Findlay
                                              ---------------------------------


                                              Russell J. Findlay, President
                                              ---------------------------------
                                              (Print Name and Title)


ATTEST:

/s/ [Illegible]
--------------------------------


                                                VICTOR MAXX TECHNOLOGIES, INC.


                                           By: /s/ Glenn Peterson
                                              ---------------------------------


                                              Glenn Peterson CFO
                                              ---------------------------------
                                              (Print Name and Title)


ATTEST:

/s/ [Illegible]
--------------------------------


                                      18--